Exhibit (f)

CONSENT OF

KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft hereby consents to (i) the incorporation by reference into Registration Statement No. 333-161148 of Oesterreichische Kontrollbank Aktiengesellschaft (filed under Schedule B) of its report dated February 23, 2011 relating to the December 31, 2010 financial statements of Oesterreichische Kontrollbank Aktiengesellschaft, which report appears in this Annual Report on Form 18-K for the year ended December 31, 2010 and (ii) the use of its name under the heading “Introductory Note to Financial Statements” in this Annual Report on Form 18-K.

Vienna, Austria

Date: May 25, 2011

/s/ DDR. MARTIN WAGNER /s/ MAG. RENATE VALA
DDr. Martin Wagner Mag. Renate Vala
KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft Vienna, Austria